Exhibit 99.1

Famous Dave’s of America, Inc. Announces Results of Rights Offering

MINNEAPOLIS, April 16, 2018 – Famous Dave's of America, Inc. (the “Company”) (NASDAQ: DAVE) today announced that it has completed its previously announced rights offering. Through broad participation of both insiders and non-insider investors, the Company raised $5.5 million.

Stockholders exercised basic subscription rights for 1,327,932 shares of the Company’s common stock, representing 84% of holders exercising. The remaining 253,899 shares being offered were purchased via over subscriptions. As the offering was fully subscribed, the Company did not need to rely on an existing standby purchase agreement with PW Partners, LLC.

Jeff Crivello, CEO, commented,  “The broad participation of our shareholders underscores the great ongoing support for our company and the belief in our future. We are looking forward to repaying a portion of our outstanding debt as well as deploying the cash received in this offering into accretive investments that will enhance our brand and our company.”

About Famous Dave’s

Famous Dave’s develops, owns, operates and franchises barbeque restaurants. Its menu features award-winning barbequed and grilled meats, a selection of salads, sandwiches, side items, and made-from-scratch desserts. As of April 16, 2018, the Company owns 16 locations and franchises an additional 136 restaurants in 32 states, the Commonwealth of Puerto Rico, Canada, and United Arab Emirates.

Forward-Looking Statements

Statements in this press release that are not strictly historical, including but not limited to statements regarding the timing of the Company’s restaurant openings and the timing or success of refranchising plans, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from expected results. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction programs, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.

Contact:	Jeff Crivello – Chief Executive Officer
952-294-1300